Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post Effective Amendment No. 4 to the Registration Statement on Form N-1A (the "Registration Statement") of Farmers Investment Trust, of our report dated June 23, 2000, on the financial statements and financial highlights appearing in the April 30, 2000 Annual Report to the Shareholders of Farmers Investment Trust, which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Experts" in the Statement of Additional Information.




/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
August 30, 2000